Exhibit 23.1

KPMG LLP 811 Main Street Houston, TX 77002

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Noble Energy, Inc.:

We consent to the use of our reports dated February 17, 2016, with respect to the consolidated balance sheets of Noble Energy, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 17, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of Noble Energy, Inc.’s internal control over financial reporting as of December 31, 2015, Rosetta Resources Inc.’s internal control over financial reporting which represented 14% of total assets and 6% of total revenues included in the consolidated financial statements of Noble Energy, Inc. and subsidiaries as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Noble Energy, Inc. also excluded an evaluation of the internal control over financial reporting of Rosetta Resources Inc.

Houston, Texas

February 17, 2016